Exhibit No. 99

Supplemental Segment Information

In thousands	Quarter Ended October 31,		Six Months Ended October 31,
	2005	2004	2005	2004
Orders Received:
Sign Making and Specialty Graphics	$ 72,039	$ 69,407	$141,301	$138,086
Apparel and Flexible Materials	42,917	44,594	86,156	87,074
Ophthalmic Lens Processing	16,267	17,305	32,476	35,931
	$131,223	$131,306	$259,933	$261,091
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In thousands	October 31, 2005	April 30, 2005
Backlog:
Sign Making and Specialty Graphics	$ 1,568	$ 1,223
Apparel and Flexible Materials	37,717	38,443
Ophthalmic Lens Processing	1,532	3,943
	$ 40,817	$ 43,609
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